                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         ALEXION PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                         ALEXION PHARMACEUTICALS, INC.
                                25 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 776-1790

January 11, 2000

Dear Fellow Stockholder:

    You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 a.m., on Thursday February 17, 2000, at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017.

    This year, you are being asked to elect eight directors to the Company's Board of Directors, constituting the entire Board of Directors and ratify the appointment of our independent public accountants. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

    We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ Leonard Bell, M.D.

                                          Leonard Bell, M.D.
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER,
                                          SECRETARY AND TREASURER

                         ALEXION PHARMACEUTICALS, INC.
                             NEW HAVEN, CONNECTICUT

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 11, 2000

                             ---------------------

    Notice is hereby given that the Annual Meeting of Stockholders of Alexion Pharmaceuticals, Inc. will be held on Thursday, February 17, 2000, at
10:00 a.m., at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017 for the following purposes:

    (1) To elect eight directors to serve for the ensuing year;

    (2) To ratify the appointment of Arthur Andersen LLP as the independent public accountants for the Company; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on January 5, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          Leonard Bell, M.D.
                                          SECRETARY

                         ALEXION PHARMACEUTICALS, INC.
                                25 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

    This Proxy Statement is furnished to the holders of Common Stock, par value $.0001 per share (the "Common Stock"), of Alexion Pharmaceuticals, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, February 17, 2000, at 10:00 a.m., at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017 or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

    Proxies will be mailed to stockholders on or about January 12, 2000 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all listed nominees for director, appointment of Arthur Andersen LLP as the independent public accountants for the company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

    Only stockholders of record at the close of business on January 5, 2000 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On January 5, 2000 there were 14,849,121 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting is discussed under each item.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information as of December 10, 1999 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock;
(ii) each director; (iii) each executive officer named in the Summary Compensation Table (see "Proposal No. 1--Election of Directors--Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                                                 PERCENTAGE OF
                                                              NUMBER OF SHARES    OUTSTANDING
NAME AND ADDRESS                                                BENEFICIALLY       SHARES OF
OF BENEFICIAL OWNER(1)                                            OWNED(2)       COMMON STOCK
----------------------                                        ----------------   -------------
BB Biotech AG Vordergrasse 3
  8200 Schaffhausen
  CH/Switzerland(3).........................................     1,824,113           12.4%

Scudder Kemper Investments, Inc.
  345 Park Avenue
  New York, NY 10154(4).....................................     1,615,000           11.0%

T. Rowe Price Associates
  100 East Pratt Street
  Baltimore, MD 21205(5)....................................       845,000            5.7%

The Kaufmann Fund, Inc.
  140 E. 45(th) Street, 43(rd) floor
  New York, NY 10017(6).....................................       837,300            5.7%

Zesiger Capital
  320 Park Avenue, 30(th) floor
  New York, NY 10022(7).....................................       821,000            5.6%

OrbiMed Advisors, Inc.
  41 Madison Avenue, 40(th) floor
  New York, NY 10010(8).....................................       750,500            5.1%

Leonard Bell, M.D.(9).......................................       583,850            3.8%

                                                                                 PERCENTAGE OF
                                                              NUMBER OF SHARES    OUTSTANDING
NAME AND ADDRESS                                                BENEFICIALLY       SHARES OF
OF BENEFICIAL OWNER(1)                                            OWNED(2)       COMMON STOCK
----------------------                                        ----------------   -------------
Stephen P. Squinto, Ph.D.(10)...............................       180,450            1.2%
David W. Keiser(11).........................................       167,300            1.1%
Louis A. Matis, M.D.(12)....................................       147,900            1.0%
Eileen M. More(13)..........................................       116,113              *
John H. Fried, Ph.D.(14)....................................        92,336              *
James A. Wilkins, Ph.D.(15).................................        60,000              *
Joseph Madri, Ph.D., M.D.(16)...............................        58,800              *
Max Link, Ph.D.(17).........................................        26,823              *
Leonard Marks, Jr., Ph.D.(18)...............................        17,300              *
Jerry T. Jackson(19)........................................             0              *
R. Douglas Norby(20)........................................             0              *
Alvin S. Parven(21).........................................             0              *
All Directors and Executive Officers as a group
  (15 persons)(22)..........................................     1,515,422            9.6%

------------------------

   * Less than one percent.

 (1) Unless otherwise indicated, the address of all persons is 25 Science Park, Suite 360, New Haven, Connecticut 06511.

 (2) To the Company's knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

 (3) This figure is based upon information set forth in Amendment No. 3 to
     Schedule 13D dated May 27, 1998, filed jointly by BB Biotech AG and Biotech Target, S.A. Biotech Target, S.A., a Panamanian corporation, is a wholly-owned subsidiary of BB Biotech AG. BB Biotech AG is a holding company incorporated in Switzerland. BB Biotech AG disclosed that it may be deemed to share with Biotech Target, S.A. the voting and dispositive power with respect to these shares.

 (4) This figure is based upon information set forth in Schedule 13G dated December 10, 1999. Scudder disclosed that it has shared voting power with respect to 154,000 shares. Scudder disclaims beneficial ownership of the shares held by it.

 (5) This figure is based upon information set forth in Schedule 13G dated February 5, 1999. T. Rowe Price Associates disclosed that T. Rowe Price New Horizon Fund, Inc. has sole voting power with respect to these shares.

 (6) This figure is based upon information set forth in Schedule 13G dated August 20, 1999.

 (7) This figure is based upon information set forth in Schedule 13G dated January 21, 1999.

 (8) This figure is based upon information set forth in Schedule 13G dated March 25, 1999. OrbiMed Advisors, Inc. disclosed that it shares with several entities voting dispositive power with respect to these shares.

 (9) Includes 423,750 shares of Common Stock that may be acquired upon the exercise of options within 60 days of December 10, 1999 and 300 shares, in aggregate, held in the names of Dr. Bell's three minor children. Excludes 161,250 shares obtainable through the exercise of options, granted to Dr. Bell, which are not exercisable within 60 days of December 10, 1999 and 90,000 shares held in trust for Dr. Bell's children of which Dr. Bell disclaims beneficial ownership. Dr. Bell disclaims beneficial ownership of the shares held in the name of his minor children.

 (10) Includes 123,750 shares of Common Stock which may be acquired upon the exercise of options within 60 days of December 10, 1999 and 6,200 shares, in aggregate, held in the names of Dr. Squinto's two minor children of which 6,000 shares are in two trusts managed by his wife. Excludes 58,750 shares obtainable through the exercise of options, granted to Dr. Squinto, which are not exercisable within 60 days of December 10, 1999. Dr. Squinto disclaims beneficial ownership of the shares held in the name of his minor children and the foregoing trusts.

 (11) Includes 125,000 shares of Common Stock which may be acquired upon the exercise of options within 60 days of December 10, 1999 and 300 shares, in aggregate, held in the names of Mr. Keiser's three minor children. Excludes 72,500 shares obtainable through the exercise of options, granted to Mr. Keiser, which are not exercisable within 60 days of December 10, 1999. Mr. Keiser disclaims beneficial ownership of the shares held in the name of his minor children.

 (12) Includes 133,750 shares of Common Stock which may be acquired upon the exercise of options granted to Dr. Matis within 60 days of December 10, 1999 and 150 shares, in aggregate, held in the names of Dr. Matis's three minor children. Excludes

      58,750 shares obtainable through the exercise of options, granted to Dr. Matis, which are not exercisable within 60 days of December 10, 1999. Dr. Matis disclaims beneficial ownership of the shares held in the name of his minor children.

 (13) Includes 28,800 shares of Common Stock which may be acquired upon the exercise of options within 60 days of December 10, 1999 granted to Eileen More. Also includes 76,406 shares owned by Oak Investment V Partners and 10,097 shares owned by Oak Investment V affiliates, two affiliated limited partnerships. Ms. More is a general partner of these entities. Excludes 2,000 shares obtainable through the exercise of options, granted to Ms. More which are not exercisable within 60 days of December 10, 1999.

 (14) Includes 16,300 shares of our Common Stock which may be acquired on the exercise of options that are exercisable within 60 days of December 10, 1999. Excludes 2,000 shares obtainable through the exercise of options granted to Dr. Fried, which are not exercisable within 60 days of December 10, 1999.

 (15) Excludes 45,000 shares obtainable through the exercise of options granted to Dr. Wilkins, which are not exercisable within 60 days of December 10, 1999.

 (16) Includes 13,800 shares of Common Stock which may be acquired upon the exercise of options within 60 days of December 10, 1999. Excludes 2,000 shares obtainable through the exercise of options, granted to Dr. Madri, which are not exercisable within 60 days of December 10, 1999.

 (17) Includes 1,500 shares of Common Stock which may be acquired upon the exercise of options within 60 days of December 10, 1999. Excludes 2,000 shares obtainable through the exercise of options granted to Dr. Link, which are not exercisable within 60 days of December 10, 1999.

 (18) Includes 16,300 shares of Common Stock, which may be acquired upon the exercise of options within 60 days of December 10, 1999. Excludes 2,000 shares obtainable through the exercise of options, granted to Dr. Marks, which are not exercisable within 60 days of December 10, 1999.

 (19) Excludes 7,500 shares obtainable through the exercise of options granted to Mr. Jackson, which are not exercisable within 60 days of December 10, 1999.

 (20) Excludes 7,500 shares obtainable through the exercise of options granted to Mr. Norby, which are not exercisable within 60 days of December 10, 1999.

 (21) Excludes 7,500 shares obtainable through the exercise of options granted to Mr. Parven, which are not exercisable within 60 days of December 10, 1999.

 (22) Consists of shares beneficially owned by Drs. Bell, Fried, Link, Madri, Marks, Matis, Squinto and Wilkins, Ms. More, Messrs. Jackson, Keiser, Norby and Parven, and certain other officers. Includes 1,007,500 shares of Common Stock, which may be acquired upon the exercise of options within 60 days of December 10, 1999.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Eight directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                                  YEAR FIRST
                                                    BECAME              PRINCIPAL OCCUPATION DURING
DIRECTOR                                 AGE       DIRECTOR                 THE PAST FIVE YEARS
--------                               --------   ----------   ----------------------------------------------
John H. Fried, Ph.D..................     70         1992      Chairman of the Board of Directors of the
                                                               Company since April 1992; President of Fried &
                                                               Co., Inc. since 1992; Chairman of the Board of
                                                               Corvas International Inc. from 1997 to 1999;
                                                               Vice Chairman of Syntex Corp. from 1985 to
                                                               January 1993 and President of the Syntex
                                                               Research Division from 1976 to 1992.(1)(2)(3)

Leonard Bell, M.D....................     41         1992      President, Chief Executive Officer, Secretary,
                                                               Treasurer and director of the Company since
                                                               January 1992; Assistant Professor of Medicine
                                                               and Pathology and Co-Director of the Program
                                                               in Vascular Biology at the Yale University
                                                               School of Medicine from 1991 to 1992;
                                                               Attending Physician at the Yale-New Haven
                                                               Hospital and Assistant Professor of the
                                                               Department of Internal Medicine at the Yale
                                                               University School of Medicine from 1990
                                                               through 1992.(3)

Jerry T. Jackson.....................     58         1999      Retired since 1995; Executive Vice President
                                                               of Merck from 1993 to 1995; serves as director
                                                               of Cor Therapeutics, Inc., Molecular
                                                               Biosystems, Inc., and Crescendo
                                                               Pharmaceuticals Corporation.(2)

Max Link, Ph.D.......................     59         1992      Retired; Chief Executive Officer of Corange
                                                               (Bermuda) from May 1993 to June 1994; Chairman
                                                               of the Board of Sandoz Pharma, Ltd. from 1992
                                                               to 1993 and Chief Executive Officer of Sandoz
                                                               Pharma, Ltd. from 1987 to 1992; serves as
                                                               director of Protein Design Labs, Inc., Cell
                                                               Therapeutics, Inc., Procept, Inc. and Human
                                                               Genome Sciences, Inc.(1)(2)(3)

Joseph A. Madri, Ph.D., M.D..........     53         1992      Faculty Member of the Yale University School
                                                               of Medicine since 1980.

Leonard Marks, Jr., Ph.D.............     78         1992      Independent Corporate Director and Management
                                                               Consultant since 1985.(1)(2)

R. Douglas Norby.....................     64         1999      Executive Vice President and Chief Financial
                                                               Officer of LSI Logic Corporation since 1996;
                                                               serves as a director of LSI.(1)

                                                  YEAR FIRST
                                                    BECAME              PRINCIPAL OCCUPATION DURING
DIRECTOR                                 AGE       DIRECTOR                 THE PAST FIVE YEARS
--------                               --------   ----------   ----------------------------------------------
Alvin S. Parven......................     59         1999      President of ASP Associates since 1997; Vice
                                                               President at various operating subsidiaries of
                                                               Aetna Insurance Corporation from 1987 to
                                                               1997.(2)

------------------------

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

(3) Member of the Nominating Committee of the Board of Directors.

    In February 1993, the Board formed an Audit Committee, which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent public accountants and the services provided by such independent public accountants. Drs. Fried, Link, and Marks, and Mr. Norby are the current members of the Audit Committee. During the fiscal year ended July 31, 1999, the Audit Committee held one meeting.

    In February 1993, the Board formed a Compensation Committee, which was established to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's 1992 Stock Option Plan. Drs. Fried and Link, and Messrs. Jackson and Parven are the current members of the Compensation Committee. During the fiscal year ended July 31, 1999, the Compensation Committee held two meetings.

    In June 1999, the Board formed a Nominating Committee, which was established to review and recommend new directors to the Board. The nominating committee will consider nominees recommended by security holders; such nominees should be recommended in accordance with the procedures for submission of stockholder proposals. Drs. Bell, Fried, and Link are the current members of the Nominating Committee. During the fiscal year ended July 31, 1999, the Nominating Committee held one meeting.

    During the fiscal year ended July 31, 1999, the Board of Directors held five meetings and acted by unanimous written consent in lieu of a meeting one time. Each director attended at least 75% of the meetings of the Board of Directors held when he or she was a director and of all committees of the Board on which he or she served. Mr. Parven was appointed to the Board in May 1999.
Messrs. Jackson and Norby were appointed to the Board subsequent to July 31, 1999 in September 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In March 1998, through its wholly-owned subsidiary Biotech Target, S.A., BB Biotech, AG, a single institutional investor, purchased 670,000 shares of the Company's Common Stock, in a private placement at $13.18 per share, aggregating $8.8 million. At December 10, 1999, BB Biotech beneficially owned 1,824,113 shares of Common Stock, or approximately 12.4%, of the Company's outstanding shares of common stock.

    In September 1997, BB Biotech, through Biotech Target, purchased 400,000 shares of Series B Preferred Stock at $25.00 per share, convertible automatically in six months, or at the election of the holder at any time after the date of issuance, into 935,782 shares of common stock at $10.69 per share. The conversion price represented a 3% premium to the closing bid of $10.38 on the day of pricing. The Series B Preferred Stock paid a dividend of $2.25 per share of Series B Preferred Stock on March 4, 1998. In March 1998, the Series B Preferred Stock was converted to 935,782 shares of the Company's Common

Stock, and the Company elected to pay the dividend on the preferred stock in shares of common stock, aggregating 70,831 shares.

    In June and October 1992, the Company entered into patent licensing agreements with Oklahoma Medical Research Foundation ("OMRF") and Yale University ("Yale"). The agreements provide that the Company will pay to these institutions royalties based on sales of products incorporating technology licensed thereunder and also license initiation fees, including annual minimum royalties that increase in amount based on the status of product development and the passage of time. Under policies of OMRF and Yale, the individual inventors of patents are entitled to receive a percentage of the royalties and other license fees received by the licensing institution. Some of the Company's founders and scientific advisors are inventors under patent applications, including Dr. Bell, one of the Company's director and President and Chief Executive Officer, Dr. Madri, one of the Company's director, and Dr. Squinto, Senior Vice President and Chief Technology Officer of the Company, and Scott A. Rollins, Ph.D., Senior Director of Project Management and Drug Development with respect to patent applications licensed from Yale and, therefore, entitled to receive a portion of such royalties and other fees payable by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that each of Drs. Fried, Link, Madri, Marks, Squinto and Wilkins, Ms. More, Nancy Motola, Ph.D., Vice President of Regulatory Affairs and Quality Assurance, Barry P. Luke, Vice President of Finance and Administration, and Mr. Parven failed to file on a timely basis a report required by Section 16(a) with respect to one transaction. Each transaction has been subsequently reported.

VOTE REQUIRED

    The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

    THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1--ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             EXECUTIVE COMPENSATION

    The following table shows all the cash compensation paid by the Company as well as certain other compensation paid during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                          ANNUAL COMPENSATION              COMPENSATION
                                                   ----------------------------------   ------------------
                                         FISCAL      BASE                   OTHER            OPTIONS
NAME AND PRINCIPAL POSITION               YEAR      SALARY     BONUS     COMPENSATION   (NUMBER OF SHARES)
---------------------------             --------   --------   --------   ------------   ------------------
Leonard Bell, M.D. ...................    1999     $275,000   $70,000       $4,167(1)          40,000
  President, Chief Executive Officer,     1998      250,000    50,000        3,873(1)          60,000
  Secretary and Treasurer                 1997      213,404        --        1,983(1)         150,000

David W. Keiser ......................    1999     $190,460   $50,000       $4,102(1)          22,500
  Executive Vice President and Chief      1998      178,000    30,000        3,788(1)          25,000
  Operating Officer                       1997      157,642    29,000        1,892(1)          25,000

Louis A. Matis, M.D. .................    1999     $180,500   $17,500       $4,800(1)          17,500
  Sr. Vice-President and Chief            1998      165,000    30,000        2,400(1)          25,000
  Scientific Officer                      1997      138,423    25,000           --             22,500

Stephen P. Squinto, Ph.D. ............    1999     $180,500   $25,000           --             17,500
  Sr. Vice-President and Chief            1998      165,000    30,000           --             25,000
  Technical Officer                       1997      148,460    25,000           --             22,500

James A. Wilkins, Ph.D. ..............    1999     $136,000   $20,000       $4,215(1)          17,500
  Vice-President Process Sciences and     1998      120,000    25,000        3,600(1)          20,000
  Manufacturing                           1997      113,500    20,000        1,703(1)          12,500

------------------------

(1) Represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

    The following table sets forth information with respect to option grants in fiscal year 1999 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZED
                                                                                                       VALUE AT ASSUMED
                                NUMBER OF       % OF TOTAL                                           ANNUAL RATES OF STOCK
                               SECURITIES        OPTIONS        EXERCISE     MARKET                 PRICE APPRECIATION FOR
                               UNDERLYING       GRANTED TO         OR       PRICE ON                    OPTION TERM(3)
                                 OPTIONS       EMPLOYEES IN    BASE PRICE   DATE OF    EXPIRATION   -----------------------
NAME                          GRANTED(#)(1)   FISCAL YEAR(2)     ($/SH)      GRANT        DATE        5% ($)      10% ($)
----                          -------------   --------------   ----------   --------   ----------   ----------   ----------
Leonard Bell, M.D...........       40,000(4)         5.5          $9.50      $9.50      07/27/09     $238,980     $605,622
David W. Keiser.............       22,500            3.1           9.50       9.50      07/27/09      134,426      340,662
Louis A. Matis, M.D.........       17,500            2.4           9.50       9.50      07/27/09      104,554      264,960
Stephen P. Squinto, Ph.D....       17,500            2.4           9.50       9.50      07/27/09      104,554      264,960
James A. Wilkins, Ph.D......       17,500            2.4           9.50       9.50      07/27/09      104,554      264,960

------------------------------

(1) Options vest in four equal annual installments commencing on the anniversary date of the grant unless otherwise indicated.

(2) Based upon options to purchase 494,000 shares granted to all employees during fiscal year 1999.

(3) The 5% and 10% assumed rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(4) These options vest in three equal annual installments commencing on the anniversary date of the grant.

    The following table sets forth information with respect to (i) stock options exercised in fiscal year 1999 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at July 31, 1999.

                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED,
                                                              OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                SHARES        VALUE           FISCAL YEAR END           FISCAL YEAR END ($)(1)
                             ACQUIRED ON    REALIZED    ---------------------------   ---------------------------
NAME                         EXERCISE (#)      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   ---------   -----------   -------------   -----------   -------------
Leonard Bell, M.D.........        0             0         423,750        161,250      $1,618,594      $196,969
David W. Keiser...........        0             0         125,000         72,500         572,656       100,125
Louis A. Matis, M.D.......        0             0         133,750         58,750         681,250        45,313
Stephen P. Squinto,
  Ph.D....................        0             0         123,750         58,750         601,250        45,313
James A. Wilkins, Ph.D....        0             0          60,000         45,000         253,906        38,281

------------------------------

(1) Based on the average of the high and low sale price of the Common Stock on July 31, 1999 of $10.375.

EMPLOYMENT AGREEMENTS

    Dr. Leonard Bell, President, Chief Executive Officer, Secretary and Treasurer of the Company, has a three-year employment agreement with the Company which expires April 1, 2000. The agreement provides that Dr. Bell will be employed as the President and Chief Executive Officer of the Company and that the Company will use its best efforts to cause Dr. Bell to be elected to the Board of Directors for the term of the agreement. Dr. Bell currently receives an annual base salary of $283,000. The contract provides that if (i) Dr. Bell is dismissed for any reason other than cause (as defined in the employment agreement) or (ii) Dr. Bell terminates the employment agreement for certain reasons including (a) certain changes in control of the Company,
(b) Dr. Bell's loss of any material duties or authority, (c) if the Chief Executive Officer is not the highest ranking officer of the Company, (d) an uncured material breach of the employment agreement by the Company and (e) the retention of any senior executive officer by the Company or an offer to pay compensation to any senior executive of the Company that in either case is unacceptable to Dr. Bell, in his reasonable judgment, then Dr. Bell shall be entitled to receive a lump sum cash payment equal to Dr. Bell's annual salary then in effect multiplied by the number of years remaining in the term of the employment agreement. In addition, upon such termination, all stock options and stock awards vest and become immediately exercisable and remain exercisable through their original terms. If, upon the termination of the employment agreement on April 1, 2000, Dr. Bell shall cease to be employed by the Company in the capacity of Chief Executive Officer by reason of the Company's decision not to continue to employ Dr. Bell as Chief Executive Officer at least on terms substantially similar to those set forth in the existing employment agreement, then Dr. Bell will be entitled to a severance payment equal to his annual salary during the final year of such employment agreement.

    Mr. David W. Keiser, Executive Vice-President and Chief Operating Officer, has a three-year employment agreement with the Company which commenced in July 1997. Mr. Keiser currently receives an annual base salary of $205,697.

    Dr. Stephen P. Squinto, Senior Vice-President and Chief Technical Officer, has a five-year employment agreement with the Company which commenced in March 1997. Dr. Squinto currently receives an annual base salary of $187,720.

    Dr. Louis A. Matis, Senior Vice President and Chief Scientific Officer, has a five-year employment agreement with the Company which commenced in August 1997. Dr. Matis currently receives an annual base salary of $187,720.

    Under the employment agreements for each of Mr. Keiser and Drs. Squinto and Matis, if any of them, respectively, is dismissed for any reason other than cause (as defined in the employment agreement), death or disability, or if any of them, respectively, terminates the employment agreement because of an uncured material breach thereof by the Company, he shall be entitled to receive a lump sum cash payment equal to the greater of (a) the annual salary for the remainder of the then current year of employment and (b) six months salary at the annual rate for the then current year of employment. In addition, upon such termination, all stock options shall accelerate vesting such that the number of such options vested on the day of termination shall be equal to the number of such options vested if the executive were to have been continuously employed by the Company until the date twelve months after the date of termination.

    All the Company's employment agreements require acknowledgment of the Company's possession of information created, discovered or developed by the employee/executive and applicable to the business of the Company and any client, customer or strategic partner of the Company. Each employee/executive also agreed to assign all rights he may have or acquire in proprietary information and to keep such proprietary information confidential and also agreed to certain covenants not to compete with the Company.

COMPENSATION OF DIRECTORS

    Directors may be granted options to purchase Common Stock under the 1992 Stock Option Plan and the 1992 Stock Option Plan for Outside Directors. All non-employees, non-Chairman members of the Board are entitled, with 75% attendance at Board meetings, to receive an annual accrued stipend of up to $8,000. The Chairman of the Board is entitled, with 75% attendance at Board meetings, to receive an annual accrued stipend of up to $25,000. Per meeting fees are paid in the amounts of $1,500 and $750 to the Chairman of the Board and non-employee members of the Board, respectively. These per meeting fees are deducted from the maximum annual accrued stipends, which are to be paid in October of the following year. Each of Drs. Fried, Madri, Marks, and Link, and Ms. More all attended at least 75% of the meetings of the Company's Board and received their full annual stipend.

    The Company's 1992 Stock Option Plan for Outside Directors (the "Directors' Option Plan") was adopted by the Board of Directors in August 1992 and approved by its stockholders in September 1992. The Directors' Option Plan was amended in November 1995. The Directors' Option Plan provides for the automatic grant of options to purchase shares of Common Stock to directors of the Company who are not officers, nor employees, nor consultants of the Company or any of its subsidiaries (other than the Chairman of the Board of Directors of the Company who shall be eligible) ("Outside Directors"). Subject to the provisions of the Directors' Option Plan, the Board has the power and authority to interpret the Directors' Option Plan, to prescribe, amend and rescind rules and regulations relating to the Directors' Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Directors' Option Plan. No participant may participate in any determination of the Board concerning options granted to such participant under the Directors' Option Plan.

    Under the Directors' Option Plan, each Outside Director receives an option to purchase 7,500 shares of Common Stock on the date of his or her election to the Board. In addition, on the date of the Annual Meeting and on the date of each subsequent annual meeting of stockholders at which a director is reelected, such director, if he or she is still an Outside Director on such date and has attended, either in person or by telephone, at least seventy-five percent (75%) of the meetings of the Board of Directors that were held while he or she was a director since the prior annual meeting of stockholders, will be granted an option to purchase an additional 2,000 shares of the Company's Common Stock. All options granted under the Directors' Option Plan will have an exercise price equal to the fair market value on the date of grant. Options granted under the Directors' Option Plan vest in three equal annual installments beginning on the anniversary of the date of grant.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The Compensation Committee is currently comprised of four directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees, the making of recommendations to the Board of Directors with respect to major compensation and benefit programs, and administering the Company's stock option plans.

COMPENSATION PHILOSOPHY

    The Company's overall compensation philosophy is to offer competitive salaries, cash incentives, stock options and benefit plans consistent with the Company's financial position. Rewarding capable employees who contribute to the continued success of the Company plus equity participation and a strong alignment to stockholder's interests are key elements of the Company's compensation policy. One of the Company's strengths contributing to its success is the strong management team--many of whom have been with the Company for a significant period of time. The Company's executive compensation policy is to attract and retain key executives necessary for the Company's short and long-term success by establishing a direct link between executive compensation and the performance of the Company by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards; and by providing equity awards based upon present and expected future performance to allow executives to participate in maximizing shareholder value.

    In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during the past year and executive's contribution to such performance.

    Under the Omnibus Budget Reconciliation Act ("OBRA") which was enacted in 1993, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "nonperformance based" remuneration within the $1 million limit in order that all executive compensation will be fully deductible. Nevertheless, although the Compensation Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

BASE SALARY

    Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biopharmaceutical companies and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal year 1998, which was the base year for determining the salary increases awarded during fiscal year 1999. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biopharmaceutical industry compensation surveys.

BONUS

    Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance.

STOCK OPTIONS

    The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants--who have significant responsibility for the management, growth and future success of the Company--with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such employee, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.

1999 COMPENSATION TO CHIEF EXECUTIVE OFFICER

    In reviewing and recommending Dr. Bell's salary and bonus and in awarding him stock options for fiscal year 1999 and for his future services, the Compensation Committee followed its compensation philosophy. Dr. Bell's annual salary was increased to $283,000 in August 1999. For the 1999 fiscal year, Dr. Bell did earn a $70,000 bonus, which was paid in August 1999. The Compensation Committee recommended this salary and bonus in recognition of Dr. Bell's achievements in entering into an exclusive collaboration with Procter & Gamble, advancing the Company's research efforts, and advancing the Company's clinical progress. In fiscal year 1999, Dr. Bell was granted options, to purchase 40,000 shares of the Company's Common Stock at an exercise price of $9.50, the fair market value on the date of grant, under the terms of the 1992 Stock Option Plan. The options will become exercisable in equal installments over three years on the anniversary date of the date of grant. The Compensation Committee recommended this option grant to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

                                  COMPENSATION COMMITTEE
                                  JOHN H. FRIED, PH.D., JERRY T. JACKSON,
                                  MAX LINK, PH.D., AND ALVIN S. PARVEN

THE COMPANY'S STOCK PERFORMANCE

    The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The following graph compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Nasdaq Stock Market-United States, and (ii) the Hambrecht & Quist Biotechnology Index. The graph assumes (a) $100 was invested on February 28, 1996 in each of the Company's Common Stock, the stocks comprising the NASDAQ Stock Market-United States and the stocks comprising the Hambrecht & Quist Biotechnology Index, and (b) the reinvestment of dividends.

                            STOCK PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS  ALEXION PHARMACEUTICALS, INC.  NASDAQ STOCK MARKET (U.S.)  HAMBRECHT & QUIST BIOTECHNOLOGY
2/96                               100                         100                              100
7/96                                73                          98                               89
1/97                               147                         125                              103
7/97                               127                         144                              101
1/98                               161                         148                               97
7/98                               117                         170                              108
1/99                               164                         231                              162
7/99                               126                         243                              200
10/99                              162                         270                              212

* $100 INVESTED ON 2/28/96 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JULY 31.

                                                     CUMULATIVE TOTAL RETURN
                                                     -----------------------
                                   3/96       7/96       1/97       7/97       1/98       7/98       1/99       7/99      10/99
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Alexion Pharmaceuticals,
  Inc..........................    100         73        147        127        161        117        164        126        162
Nasdaq Stock Market (U.S.).....    100         98        125        164        148        170        231        243        270
Hambrecht & Quist Biotechnology
  Index........................    100         89        103        161         97        108        162        200        212

 PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The appointment of Arthur Andersen LLP as the independent public accountants of the Company has been recommended by the Audit Committee of the Board. Arthur Andersen LLP served as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ended July 31, 1999. Subject to stockholder approval, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for fiscal year 2000. Representatives of Arthur Andersen LLP are expected to attend the fiscal year 1999 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented and entitled to vote is required for the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

    THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

    All stockholder proposals which are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than September 8, 2000 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

    Stockholder proxies obtained by the Board of Directors in connection with the 2000 Annual Meeting of Stockholders of the Company will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our corporate secretary no later than November 22, 2000.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ Leonard Bell, M.D.

                                          Leonard Bell, M.D.
                                          SECRETARY

Dated: January 11, 2000

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10K/A WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:
     ALEXION PHARMACEUTICALS, INC., 25 SCIENCE PARK, NEW HAVEN, CONNECTICUT
                          06511, ATTENTION: PRESIDENT.

                         ALEXION PHARMACEUTICALS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 17, 2000

    Leonard Bell, M.D. and David W. Keiser, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. held of record by the undersigned on January 5, 2000, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, February 17, 2000, at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND IN FAVOR OF PROPOSAL NO. 2.

1.   Proposal No. 1--Election of Directors--Nominees are:
     John H. Fried, Leonard Bell, Jerry T. Jackson, Max Link, Joseph A. Madri, Leonard Marks, Jr., R. Douglas Norby and Alvin S. Parven.
/ /  For all listed nominees                     / /    WITHHOLD AUTHORITY to
    (except as marked to the contrary above)            vote for the listed
                                                       nominees.

    (INSTRUCTIONS. To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

2. Proposal No. 2--Ratification of Appointment of Arthur Andersen LLP as the Independent Public Accountants for Alexion Pharmaceuticals, Inc.

     / /  FOR               / /  AGAINST              / /  ABSTAIN

                            (CONTINUED ON REVERSE SIDE)

    Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHALL SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF SIGNOR IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                              DATED _____________________ , 2000

                                              __________________________________
                                              SIGNATURE

                                              __________________________________
                                              SIGNATURE IF HELD JOINTLY

                                              THE ABOVE-SIGNED ACKNOWLEDGES
                                              RECEIPT OF THE NOTICE OF ANNUAL
                                              MEETING OF STOCKHOLDERS AND THE
                                              PROXY STATEMENT FURNISHED
                                              THEREWITH.

                                              PLEASE SIGN, DATE AND RETURN THIS
                                              PROXY CARD PROMPTLY USING THE
                                              ENCLOSED ENVELOPE.